PHYSICAL STATISTICS
	I	II	III	IV	I	II	III	IV
	2002	2002	2002	2002	2003	2003	2003	2003

Total lines in service at the end of period	2.746.178	2.760.252	2.721.412	2.686.695	2.630.223	2.566.384	2.486.885	2.416.779
Average number of lines in service (quarterly)	2.734.366	2.752.418	2.740.296	2.701.752	2.655.948	2.594.404	2.524.124	2.458.688
Number of lines installed (1)	3.024.693	3.027.354	3.030.444	3.023.541	3.026.374	3.030.377	3.033.792	3.037.267
Lines per 100 Inhabitants (2)	17,5	17,6	17,3	17,1	17,4	17,0	16,5	17,8
Public telephones in service at end of period	37.740	36.759	36.251	35.674	35.396	35.366	34.699	34.519
Effective minutes of local traffic measured by second (million)	3.650	4.088	3.984	4.178	3.552	3.866	3.894	3.867
Local calls MLS (millions)	1.245	1.328	1.265	1.428	1.201	1.247	1.254	1.282
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	183.372	184.456	176.075	172.942	164.958	157.372	150.550	165.506
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	15.218	16.071	17.404	17.395	16.146	16.293	16.003	15.875
Access charge traffic (thousands of minutes)	1.672.282	1.762.580	1.707.252	1.645.934	1.460.389	1.437.348	1.366.297	1.318.012
Number of lines connected	71.898	93.617	76.950	97.954	65.045	59.378	67.304	116.539
Number of CTC's employees (end of period) (3)	3.242	3.252	3.254	2.559	2.569	2.631	2.670	2.642
Number of subsidiaries' employees (end of period) (3)	4.631	4.730	2.468	2.084	2.121	2.176	2.126	2.138
Number of cellular subscribers (end of period)	1.651.282	1.710.326	1.761.432	1.849.283	1.883.837	1.944.393	2.030.761	2.269.757
ADSL connections (end of period)	19.642	30.262	41.270	54.163	66.060	84.202	107.580	125.262
(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) 2002 Poll (15.1 million inhabs.) identified that estimated Chilean population by the "INE", Statistic National Institute, (15.7 million inhabs.) was overestimated
(3) As of March 2003 the criteria for calculation of the permanent personnel was modified by adding personnel with fixed term contracts. Year 2002 was modified accordingly

ANNUAL VARIATION
	I	II	III	IV	I	II	III	IV
	2002	2002	2002	2002	2003	2003	2003	2003

Total lines in service at the end of period	0,8%	0,6%	-1,1%	-1,3%	-4,2%	-6,5%	-8,6%	-10,0%
Average number of lines in service (quaterly)	0,8%	0,6%	-0,2%	-1,9%	-2,9%	-5,1%	-7,9%	-9,0%
Numbers of lines installed	0,6%	0,2%	0,5%	0,1%	0,1%	0,2%	0,1%	0,5%
Lines per 100 Inhabitants	-0,6%	-0,6%	-2,3%	-1,5%	-0,6%	-2,9%	-4,6%	3,9%
Public telephones in service at the end of period	69,8%	36,9%	18,1%	5,5%	-6,2%	-6,3%	-4,3%	-3,2%
Effective minutes of traffic measured by second (million)	-6,1%	-2,3%	-4,2%	0,0%	-2,7%	5,9%	-2,3%	-7,4%
Local calls MLS (millions)	-6,9%	-3,5%	-9,9%	-0,8%	-3,5%	0,2%	-0,9%	-10,2%
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	-7,8%	-7,6%	-11,7%	-14,1%	-10,0%	-14,2%	-14,5%	-4,3%
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	7,5%	-1,3%	7,9%	6,9%	6,1%	7,1%	-8,0%	-8,7%
Access charge traffic (thousands of minutes)	-6,1%	-4,6%	-5,9%	-9,0%	-12,7%	-14,0%	-20,0%	-19,9%
Number of lines connected	-21,5%	-5,5%	12,2%	37,2%	-9,5%	-17,4%	-12,5%	19,0%
Number of CTC's employees (end of period)	-29,9%	-0,9%	6,6%	-21,2%	-20,8%	-18,8%	-17,9%	3,2%
Number of subsidiaries' employees (end of period)	-2,3%	4,5%	-49,8%	-54,8%	-54,2%	-53,0%	-13,9%	2,6%
Number of cellular subscribers (end of period)	27,5%	20,8%	19,0%	17,8%	14,1%	17,8%	15,3%	22,7%
ADSL connections (end of period)	n.d.	n.d.	n.d.	n.d.	236,3%	328,7%	160,7%	131,3%

Última actualización 28-01-2004
Por Telefónica CTC Chile